UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C.  20549-1004

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2011

UNICO, INCORPORATED
 (Exact name of registrant as specified in its charter)

Arizona	000-30239	13-4171971
(State or other jurisdiction Of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

P. O. Box 503228, San Diego, CA  92150
   (Address of principal executive offices)  (zip code)

(951) 760-6747
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.     Corporate Governance and Management

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Gary N. Young

Effective July 2, 2011 Gary N. Young was elected to the board of directors of Unico, Incorporated.

Mr. Young, age 60, is a Geophysicst.  From September 2004 through the present, Mr. Young has worked with Underground Imagining Technologies, Inc. (UIT), as senior manager of the company.  UIT is a start-up company that was sold to Caterpillar (80%) and Mr. Young is one of two senior managers that have stayed on to operate the company. From March 2002 to August 2004 Mr. Young was CEO and principal of Geomedia Research and Development, a company that developed and marketed seismic technology for infrastructure testing.  From December 1999 to March 2002 Mr. Young was a product manager of Vermeer Corporation overseeing all aspects of the geophysical tools product line including, sales, marketing, and research and development.   From January 1998 to December 1999 Mr. Young was the Vice President and Chief Scientist for Bell Geospace, Inc, in charge of processing and interpreting oil and gas exploration data.  From May 1995 to December 1997 Mr. Young was the Group Leader for Argonne National Laboratory, in charge of the Geophysics Group in the Environmental Research Division.  From January 1995 to March 1995 Mr. Young was the Geoscience Manager for Dames and Moore Houston office. From April 1981 to December 1994 Mr. Young was the Senior Exploration/Research Geophysicist for Exxon Corporation, involved in the exploration of oil and gas. From January 1974 to March 1981 Mr. Young was the Senior Geophysicist for Zonge Engineering, developing electrical methods for oil and gas exploration.

Mr. Young will be compensated at a rate to be determined in the future.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNICO INCORPORATED

Date: September 6, 2011	By:	/s/ Mark A. Lopez
Mark A. Lopez,
Chief Executive Officer

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